Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, (this “Agreement”), is made and entered into as of June 9, 2005, by and between Mark Bonney (the “Executive”) and American Bank Note Holographics, Inc., a Delaware corporation (the “Company”).

RECITAL

WHEREAS, the Company desires that the Executive be employed to serve as its Executive Vice President, Chief Financial Officer and Secretary, and the Executive desires to be so employed by the Company, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and intending to be legally bound, the Executive and the Company agree as follows:

SECTION 1.      EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment and agrees to render services to the Company, upon the terms and conditions set forth in this Agreement.

SECTION 2.      POSITION AND DUTIES. The Executive shall assume the responsibilities and perform the duties of Executive Vice President and Chief Financial Officer of the Company, and shall report to the Chief Executive Officer of the Company.  The Executive shall be responsible for the financial management and financial reporting of the Company and shall also perform such duties and responsibilities assigned to him from time to time by the Chief Executive Officer of the Company.  The Executive agrees to devote substantially all of his business time, attention, skill and best efforts to the diligent performance of his duties hereunder and shall be loyal to the Company and its affiliates and subsidiaries, and use his best efforts to further their interests. The Executive shall not engage in any business activities (other than for the Company) which would in any way affect his ability to perform his duties as full time employee under this Agreement. The Company recognizes that the Executive is a member of the board of directors of the Community Health Center, Inc. and the Angel Investor Forum, Inc., and the Company will permit Executive to continue to serve on such board of directors, as long as such service is performed by Executive essentially during evenings, weekends and/or Executive’s vacation days; and such service does not conflict with any other obligation of Executive to the Company.  Executive shall notify each of the entities of which he is a member of the board of directors of his employment by the Company and shall substantially reduce his time commitment to such entities shortly following the execution of this Agreement.  In the performance of his duties, the Executive agrees to abide by and comply with all policies, practices, handbooks, procedures and guidelines which are now in effect or which the Company may adopt, modify, supplement or change from time to time.

SECTION 3.      TERM OF EMPLOYMENT. The term of employment hereunder shall commence on the date hereof and shall continue thereafter until the earlier of (i) one year from the date hereof or (ii) termination pursuant to Section 9 hereof (the “Employment Term”). This

Agreement shall be automatically renewed annually for successive one year terms, unless the Company gives written notice at least sixty (60) days prior to the end of the Employment Term of its election to terminate such employment at the end of such Employment Term. Notwithstanding the foregoing, if the Executive’s employment is terminated pursuant to Section 9 of this Agreement, the automatic renewal provided herein shall be of no further effect as of the Termination Date (as defined herein). In the event the Executive’s employment is not renewed at the end of the Employment Term (except as otherwise provided in Section 9 hereof), the Company will pay to the Executive an amount equal to the Executive’s then existing Salary  (as defined) for the next six months in accordance with the customary payroll practices of the Company and shall  continue all Benefits (as defined below) for such six-month period.

SECTION 4.      COMPENSATION AND BENEFITS.

(a)           Salary and Bonus. As compensation for the performance of the Executive’s services hereunder, during the Employment Term, the Company will pay to the Executive an annual base salary of not less than $215,000 per annum (the “Salary”).  In the event this Agreement is renewed pursuant to Section 3 above, the Salary may or may not be increased at the sole discretion of the Board of Directors (the “Board”), or a committee designated by the Board to make such determination (the “Compensation Committee”), in consultation with the Chief Executive Officer.  The Executive will also be eligible to receive a bonus each year (the “Bonus”).  Within 30 days following the end of each fiscal year of the Company, the payment of any Bonus (or no Bonus) shall be determined by the Board or the Compensation Committee in consultation with the Chief Executive Officer, and shall be based on the Executive’s and the Company’s performance against the objectives to be determined by the Board or the Compensation Committee, in consultation with the Chief Executive Officer at the beginning of each fiscal year.  The Executive’s Salary and any Bonus will be payable in accordance with the customary payroll practices of the Company for its senior management personnel.

(b)           Benefits. During the Employment Term, the Executive shall be eligible to participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in any pension, profit sharing, savings, bonus, life insurance, health insurance, hospitalization, dental, drug prescription, disability, accidental death and  dismemberment and other benefit plans and policies as may from time to time be in effect with respect to personnel of the Company (collectively, the “Benefits”).  The Executive shall also be entitled to vacation days (including the right to accrue unused vacation time from year to year if the Agreement is renewed pursuant to Section 3 above), holidays and sick days in accordance with the policies of the Company as may be in effect from time to time; provided, however, that upon termination of the Executive’s employment for any reason (including resignation by the Executive), the Company shall pay the Executive for accrued vacation time unused as of the last date of employment, on a pro rated basis calculated on the basis of the Executive’s Salary in effect on the Termination Date.  The Executive shall also be entitled to receive a car allowance of $700 per month (inclusive of the cost of gas, tolls, repairs, insurance, maintenance and other car related expenses).  The parties anticipate the Executive will relocate his personal residence in connection with his employment hereunder, and the Company shall reimburse the Executive for all reasonable expenses specifically related to such relocation, subject to a maximum amount of $100,000, upon the submission of supporting documentation for such expenses. To the extent includible in income, the reimbursement of these relocation expenses will be grossed-up to eliminate any federal or state tax consequence to the Executive of his relocation. Until such time as the Executive relocates his personal residence and in no event longer than two years from the date hereof, the Company shall provide the Executive with a corporate apartment for use in connection with his employment hereunder.

(c)           Stock Options. As additional compensation hereunder the Executive shall be granted stock options to purchase up to 112,500 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) at an exercise price equal to the fair market value of the Common Stock on the date of the grant, pursuant to any stock option plan or other equity incentive plan of the Company (collectively, the “Plans”).  Such options will vest as to 37,500 shares on each anniversary of the date of grant, provided that the Executive remains employed by the Company through each such applicable anniversary date.  The options and any shares of Common Stock underlying options may be subject to certain restrictions as disclosed in the  Plans.  The Executive shall be eligible to receive subsequent grants of options to purchase equity in the Company during the Employment Term as determined, from time to time, in the sole discretion of the Board or the Compensation Committee in consultation with the Chief Executive Officer.   In addition, the option to purchase 25,000 shares of Common Stock granted to the Executive on February 19, 2003 and the option to purchase 5,000 shares of Common Stock granted to the Executive on January 7, 2005 shall remain outstanding during the Employment Term (but in no event beyond the expiration of stated terms thereof) and shall continue to vest in accordance with their terms during the Executive’s period of employment hereunder.

(d)           Expenses. The Company will pay or promptly reimburse the Executive for all reasonable out-of-pocket business, entertainment and travel expenses (other than commutation expenses relating to the Executive’s travel from his residence to the Company’s headquarters located at 2 Applegate Drive, Robbinsville, NJ 08691) incurred by the Executive and approved by the Chief Executive Officer in the performance of his duties hereunder upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policies of the Company in effect from time to time.

(e)           Taxes and Withholdings. All appropriate deductions, including federal, state and local taxes and social security, shall be deducted from any amount paid by the Company to the Executive hereunder in conformity with applicable laws.

SECTION 5.      CONFIDENTIALITY.  The Executive acknowledges and agrees that (a) in connection with his employment by the Company, the Executive will be involved in the Company’s and its subsidiaries’ (if any) operations; (b) in order to permit him to carry out his responsibilities, the Company may disclose, to the Executive, in strict confidence, or the Executive may develop, confidential proprietary information and trade secrets of the Company and its affiliates, including without limitation (i) unpublished information with respect to the Company concerning marketing or sales plans, operational techniques, strategic plans and the identity of suppliers and supply contacts; (ii) unpublished financial information with respect to the Company, including information concerning revenues, profits and profit margins; (iii) internal confidential manuals and memos; and (iv) “material inside information” as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended (collectively, “Confidential Information”); and (c) the Company and its affiliates derive significant economic value and competitive advantage by reason of the fact that such Confidential Information, in whole or in part, is not generally known or readily ascertainable by the Company’s or its affiliates’ actual or potential competitors and, as such, constitutes the Company’s and its affiliates’ valuable trade secrets.

In addition to any obligations set forth herein, and in recognition of the foregoing acknowledgments, for himself and on behalf of his affiliates, the Executive agrees that during the Employment Term and thereafter he will not, directly or indirectly, use, disseminate or disclose, any Confidential Information (other than for the legitimate business purposes of the Company), and that he will not knowingly permit any of his affiliates to, directly or indirectly, use, disseminate or disclose, any Confidential Information. At the end of the Employment Term, the Executive agrees to deliver immediately to the Company the originals and all copies of Confidential Information in his possession or control, whether in written form, on computers or discs or otherwise, or evidence that any such Confidential Information has been destroyed.

The restrictions set forth in this Section 5 shall not apply to those particular portions of Confidential Information, if any, that (a) have been published by any of the Company or any of its affiliates in a patent, article or other similar tangible publication; (b) is or becomes part of the public domain through no fault of the Executive; (c) which was in the Executive’s possession at the time of disclosure and was not acquired directly or indirectly from the Company; or (d) which was received by a third party who did not receive such information from the Company, and the third party did not require the Executive to maintain such information as confidential.

The foregoing restrictions on the disclosure of Confidential Information set forth in this Section 5 shall not apply to those particular portions of Confidential Information, if any, that are required to be disclosed in connection with any legal process; provided that, at least ten (10) days in advance of any required disclosure, or such lesser time as may be required by circumstances, the Executive shall furnish the Company with a copy of the judicial or administrative order requiring that such information be disclosed together with a written description of the information proposed to be disclosed (which description shall be in sufficient detail to enable the Executive and its affiliates to determine the nature and scope of the information proposed to be disclosed), and the Executive covenants and agrees to cooperate with the Company and its affiliates to deliver the minimum amount of information necessary to comply with such order.

This Section 5 shall survive any termination of this Agreement.

SECTION 6.      COVENANT NOT TO COMPETE.

(a)           Scope. During the term of the Executive’s employment with the Company and for a period of one year thereafter (the “Non-competition Period”), the Executive shall not, in any jurisdiction where the Company has transacted business prior to the date the Executive ceases to be an employee of the Company, (i) perform any managerial, sales, marketing or technical services directly or indirectly for any person or entity competing directly or indirectly with the Company or any of its subsidiaries in the holography business; (ii) perform any such services for any entity owned, directly or indirectly, by anyone competing, either directly or indirectly, with the Company or any of its subsidiaries in the holography business; (iii) on his own behalf or that of any other person or entity, compete, either directly or indirectly, with the Company or any of its subsidiaries, to sell any products or services marketed or offered by the

Company or any of its subsidiaries; or (iv) engage or become interested, directly or indirectly, as owner, employer, partner, consultant, through stock ownership (except ownership of less than one percent of the number of shares outstanding of any securities which are listed for trading on any securities exchange, provided that the specific nature and amount of the investment, if over $50,000, shall be immediately disclosed to the Company in writing), investment of capital, lending of money or property, or otherwise either alone or in association with others, in the operation of any type of business or enterprise which conflicts or interferes with the performance of the Executive’s services hereunder.

(b)           Remedies. The parties recognize, acknowledge and agree that (i) any breach or threatened breach of the provisions of this Section 6 shall cause irreparable harm and injury to the Company and that money damages will not provide an adequate remedy for such breach or threatened breach and (ii) the duration, scope and geographical application of this Agreement are fair and reasonable under the circumstances, and are reasonably required to protect the legitimate business interests of the Company. Accordingly, the Executive agrees that the Company shall be entitled to have the provisions of this Agreement specifically enforced by any court having jurisdiction, and that such a court may issue a temporary restraining order, preliminary injunction or other appropriate equitable relief, without having to prove the inadequacy of available remedies at law. In addition, the Company shall be entitled to avail itself of all such other actions and remedies available to it or any of its affiliates under law or in equity and shall be entitled to such damages as it sustains by reason of such breach or threatened breach. It is the express desire and intent of the parties that the provisions of this Agreement be enforced to the full extent possible.

(c)           Severability. If any provision of Section 6(a) is held to be unenforceable because of the duration of such provision, the area covered thereby or the scope of the activity restrained, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and/or the scope of the activity to be restrained contained in such provision and, in its reduced form, such provision shall then be enforceable. The parties hereto intend and agree that the covenants contained in Section 6(a) shall be construed as a series of separate covenants, one for each municipality, community or county included within the area designated by Section 6(a). Except for geographic coverage, the terms and conditions of each such separate covenant shall be deemed identical to the covenant contained in Section 6(a). Furthermore, if any court shall refuse to enforce any of the separate covenants deemed included in Section 6(a), then such unenforceable covenant shall be deemed eliminated from the provisions hereof to the extent necessary to permit the remaining separate covenants to be enforced in accordance with their terms. The prevailing party in any action arising out of a dispute in respect of any provision of this Agreement shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and costs and disbursements incurred in connection with the prosecution or defense, as the case may be, of any such action.

SECTION 7.      RESPONSIBILITY UPON TERMINATION. Upon the termination of his employment for any reason and irrespective of whether or not such termination is voluntary on his part:

(a)           The Executive shall advise the Company of the identity of his new employer within ten (10) days after accepting new employment and further agrees to keep the Company so advised of any change in employment during the Non-competition Period;

(b)           The Company in its sole discretion may notify any new employer of the Executive that he has an obligation not to compete with the Company during the Non-competition Period; and

(c)           The Executive shall deliver to the Company any and all records, forms, contracts, memoranda, work papers, customer data and any other documents (whether in written form, on computers or discs or otherwise) which have come into his possession by reason of his employment with the Company, irrespective of whether or not any of said documents were prepared for him, and he shall not retain memoranda in respect of or copies of any of said documents.

SECTION 8.      NONSOLICITATION. The Executive agrees that for a period of twelve (12) months after the date he ceases to be an employee of the Company, he will not, and will not assist any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, partner or supplier of the Company or any of its affiliates to terminate its relationship or arrangement with the Company or any of its affiliates, otherwise change its relationship with the Company or any of its affiliates, or establish any relationship with the foregoing or any of its or their respective affiliates for any business purpose.

SECTION 9.      TERMINATION.

(a)           Termination for Cause. Notwithstanding anything contained herein to the contrary, the Board may terminate the Executive’s employment with the Company for cause; provided that the Executive shall be given notice of the Company’s intent to terminate his employment for cause, the nature of the cause and, if curable, a reasonable opportunity to remedy the cause. For the purposes of this Section 9(a), the term “reasonable” shall mean that amount of time deemed reasonable by the Board acting in good faith and in light of the nature of the cause. For purposes of this Agreement, the term “cause” shall mean, the occurrence of any one or more of the following (i) the commission of any act of theft or fraud on the part of the Executive against the Company, (ii) any act or omission which constitutes a material breach by the Executive of this Agreement, including a refusal or failure by the Executive to perform his duties and obligations hereunder, (iii) the Executive has been convicted of a crime, (iv) the Executive becomes Disabled (as hereinafter defined), or (v) the death of the Executive. For purposes of this Agreement, “Disabled” shall mean the Executive’s inability, due to illness, accident or any other physical or mental condition, to perform the essential functions of his position or this Agreement, with or without reasonable accommodation, for more than 26 weeks consecutively or for intermittent periods aggregating 39 weeks during any 78-week period during the Employment term, except as otherwise required by law.

If, during the Employment Term the Company terminates the Executive’s employment pursuant to clauses (i), (ii), (iii), (iv) or (v) of this paragraph (a), then, from and after the date the Executive’s termination is effective (the “Termination Date”), the Executive shall (a) have no right to receive any further Salary following the Termination Date, (b) cease to be covered under or be permitted to participate in any Benefits (except payments due to the Executive or the Executive’s beneficiaries or representatives under any applicable life or disability insurance plans or policies) and (c) shall have no further right to purchase shares of the Company’s Common Stock pursuant to the Plans.

(b)           Termination Without Cause and Resignation For Good Reason.  The Company shall have the right to terminate this Agreement and the employment of the Executive with the Company for any reason or no reason and without cause upon written notice to the Executive of such termination, and the Executive shall have the right to resign for Good Reason (as hereinafter defined); provided that, except as otherwise provided in paragraph (c) below, (i) the Company shall continue to pay to the Executive the Salary then in effect for six months following the Termination Date, in accordance with the customary payroll practices of the Company for its senior management personnel, provided that the Executive has executed and delivered to the Company a general release in favor of the Company, effective upon the Executive’s last day of employment, (ii) the Company shall continue any benefits in which the Executive then participates on the same basis of participation and subject to all terms and conditions of such plans as applied prior to such termination or resignation and (iii) the Executive shall be entitled to exercise any stock options granted under the Plans that have vested as of the Termination Date for a period of nine months following the Termination Date.

(c)           Termination Upon Change of Control or Resignation for Good Reason Following a Change of Control. In the event the Executive’s employment is terminated by the Company subsequent to a Change of Control (as hereinafter defined) or the Executive resigns from the Company for Good Reason (as hereinafter defined) at any time following a Change of Control, the Company will pay the Executive a severance amount, in one lump sum, within 30 days of such termination, equal to the product of (x) the Salary and Bonus multiplied by (y) one and one-half (1.5).  If a payment is made to the Executive pursuant to this paragraph (c), in no event shall the Executive receive any payments pursuant paragraph (b) of this Section 9. To the extent that such amounts are in excess of the amount allowable as a deduction under Section 280(G) of the Code, or are subject to excise tax pursuant to Section 4999 of the Code, the Company will gross-up any additional amounts due, and all non-vested options to purchase shares of Common Stock granted under the Plans shall vest on the Termination Date and all restrictions on Common Stock purchased by the Executive under the Plans shall, subject to applicable securities laws, rules and regulations, lapse on the Termination Date.

(d)           Resignation. The Executive shall have the right to terminate this Agreement and his employment with the Company upon fourteen (14) calendar days prior written notice to the Company. Except if the Executive’s resignation is for Good Reason in accordance with paragraphs (b) and (c) above, from and after the effective date of such resignation, the Executive shall (i) have no right to receive any further Salary or bonus hereunder; (ii) cease to be covered under or be permitted to participate in any Benefits (except payments due the Executive or the Executive’s beneficiaries or representatives under any applicable pension, profit sharing, life or disability insurance plans or policies); and (iii) forfeit any and all non-vested options granted or non-vested Common Stock purchased under the Plans.

(e)           Definitions. For purposes of this Section 9 the terms listed below shall mean the following:

(i)            “Change in Control” shall mean:

(a)           the direct or indirect acquisition, whether by sale, merger, consolidation, or purchase of assets or stock, by any person, corporation, or other entity or group thereof of the beneficial ownership (as that term is used in Section 13(d)(l) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of shares in the Company which, when added to any other shares the beneficial ownership of which is held by the acquiror, shall result in the acquirer’s having more than 33% of the votes that are entitled to be cast at meetings of stockholders as to matters on which all outstanding shares are entitled to be voted as a single class; provided, however, that such acquisition shall not constitute a Change of Control for purposes of this Agreement if prior to such acquisition a resolution declaring that the acquisition shall not constitute a Change of Control is adopted by the Board with the support of a majority of the Board members who either were members of the Board for at least two years prior to the date of the vote on such resolution or were nominated for election to the Board by at least two-thirds of the directors then still in office who were members of the Board at least two years prior to the date of the vote on such resolution; and provided further, that neither the Company, nor any person who as of the date hereof was a director or officer of the Company, nor any trustee or other fiduciary holding securities under an employee benefit plan of the Company, nor any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company shall be deemed to be an “acquirer” for purposes of this Section.

(b)           the election during any two-year period to a majority of the seats on the Board of Directors of the Company of individuals who were not members of the Board at the beginning of such period unless such additional or replacement directors were approved by at least 80% of the continuing directors.

(c)           shareholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii)           “Good Reason” shall mean the occurrence of (a) a material breach of this Agreement by the Company or (b) the failure of the Company to continue to provide the Executive with salary and benefits substantially similar to those described in this Agreement, or to continue in effect any benefit or stock option plan which is material to the Executive’s compensation, including but not limited to, the Plans, or the failure to pay the Executive a Bonus pursuant to the terms and subject to the conditions of Section 4(a) hereof; provided, however, the Executive shall not be deemed to have Good Reason to terminate his employment until such time as the Company shall have received notice of the Executive’s intent to terminate his employment upon the occurrence of an event set forth in (a) or (b) above, the nature of such event(s) and the Company has been given thirty (30) days to remedy such events.

SECTION 10.    AUTHORITY. The Executive represents and warrants that he has the ability to enter into this Agreement and perform all obligations hereunder, and that there are no restrictions on the Executive or any obligations owed by him to third parties which are reasonably likely, in any way, to detract from or adversely affect his performance hereunder.

SECTION 11.    MISCELLANEOUS.

(a)           Separate Agreements. The covenants of the Executive contained in this Agreement shall survive any termination of this Agreement and shall be construed as separate agreements independent of any other agreement, claim, or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise. The covenants contained in this Agreement are necessary to protect the legitimate business interests of the Company.

(b)           Entire Agreement. The parties hereto acknowledge and agree that this Agreement supersedes all previous contracts and agreements between the Company and the Executive relating to the subject matter hereof and that any such previous contracts or agreements shall become null and void upon execution of this Agreement. This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof and no party has made or is relying on any promises by any other party or their respective representatives not contained in this Agreement.

(c)           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. If any provision of this Agreement is held to be unenforceable because of the duration of such provision, the area covered thereby or the scope of the activity restrained, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and/or the scope of the activity to be restrained contained in such provision and, in its reduced form, such provision shall then be enforceable.

(d)           Successor and Assigns.

(i)            This Agreement is personal in nature and neither this Agreement nor any rights or obligations arising hereunder may be assigned, transferred or pledged by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(ii)           This Agreement shall be binding upon and inure to the benefit of the Company and their successors. The rights and obligations of the Company pursuant to this Agreement are freely assignable and transferable by Company without the consent of the Executive without his being relieved of any obligations hereunder, including, without  limitation, an assignment or transfer in connection with a merger or consolidation of the Company, or a sale or transfer of all or substantially all of the assets of the Company; provided, the provisions of this Agreement shall be binding on and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred and such successor shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place.

(e)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules thereof.

(f)            Amendment. No amendment, waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties; provided, that any such amendment, waiver, modification or change must be consented to on behalf of the Company by the Board. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

(g)           Notices. All notices and communications under this Agreement shall be in writing and shall be personally delivered or sent by prepaid certified mail, return receipt requested, or by recognized courier service, and addressed as follows:

(i)                                     If to the Company to:

American Bank Note Holographics, Inc.

2 Applegate Drive

Robbinsville, NJ 08691

Attention:   Chief Executive Officer

Telephone: (609) 632-0800

Facsimile: (609) 632-0850

with a copy to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, NY 10103

Attention: Paul Jacobs, Esq.

Telephone: (212) 318-3000

Facsimile: (212) 318-3400

(ii)                                  If to the Executive to:

Mark Bonney

12 Vincent Avenue

Old Saybrook, CT 06475

Telephone: (860) 395-0833

Facsimile: (203) 286-2098

or to such other address as may be specified by notice of the parties.

(h)           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

(i)            Effectiveness.  As a condition to the effectiveness of this Agreement the Executive shall have resigned from the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:	/s/ Kenneth Traub
	Name:	Kenneth Traub
	Title:	President and CEO

MARK BONNEY

/s/ Mark Bonney